Exhibit 32

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), Geraldine A. Henwood, the Chairman and Chief Executive Officer of Auxilium Pharmaceuticals, Inc. (the “registrant”), and Cornelius H. Lansing II, the Chief Financial Officer and Executive Vice President, Commercial Logistics of the registrant, each hereby certifies that, to his or her knowledge:

1.	The registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, to which this Certification is attached as Exhibit 32 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the registrant at the end of the period covered by the Periodic Report and results of operations of the registrant for the period covered by the Periodic Report.

These certifications accompany the Periodic Report to which they relate, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of the registrant under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Periodic Report), irrespective of any general incorporation language contained in such filing.

Date: November 5, 2004

/s/ GERRI A. HENWOOD	/s/ CORNELIUS H. LANSING II
Gerri A. Henwood	Cornelius H. Lansing II
Chairman and Chief Executive Officer	Chief Financial Officer and Executive Vice President, Commercial Logistics